                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                              --------------------

                              ABCI HOLDINGS, INC.
             (Exact Name of Registrant as Specified in Its Charter)



        Delaware                                               86-0214815
(State or Other Jurisdiction of                              (I.R.S. Employer
 Incorporation or Organization)                            Identification No.)



                               5897 Oberlin Drive
                                    Suite 210
                                  San Diego, CA

          (Address of Principal Executive Offices, Including Zip Code)

                              Consulting Agreements
                            (Full Title of the Plan)
                              --------------------

                                 Felix Vysotsky
                             FIAS CONSULTANTS, INC.,
                 76 Kings Walk, Massapequa Park, New York 11762
                                 (516) 384-0039

                                  Samuel Nelson
                               7510 Citrus Avenue
                                Fontana, Ca 92336
                                 (909) 823-2721

           (Name, Address, and Telephone Number of Agent for Service)

                                   COPIES TO:
                                Kennan E. Kaeder
                                 Attorney at Law
                               110 West "C" Street
                                   Suite 1904
                               San Diego, Ca 92101
                                 (619) 232-6545


                         CALCULATION OF REGISTRATION FEE

Title of    Amount to be   Proposed Maximum    Proposed Maximum      Amount of
Securities   Registered    Offering Price      Aggregate Offering   Registration
to be                      per Share                Price              Fee
Registered

Common
Stock,
par value
$0.001        1,000,000         $0.05 (1)             $50,000          $12.50
           ----------------    ---------             ---------         --------


(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c).

EXPLANATORY  NOTE

ABCI Holdings, Inc. ("ABCI") has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the "1933 Act"), to register certain shares of common stock, $.001 par value per share, to be issued to certain selling shareholders.


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PROSPECTUS

                               ABCI Holdings, Inc.
                               5287 Oberlin Drive
                                    Suite 210
                               San Diego, Ca 92121

                       (1,000,000 SHARES OF COMMON STOCK)

     This Prospectus relates to the offer and sale of ABCI Holdings, Inc. a Delaware corporation (the "Company") of shares of its $.0001 par value common stock (the "Common Stock) to consultants of the Company (the "Consultants) pursuant to agreements entered into between the Company and the Consultants. The Company is registering hereunder and then issuing 1,000,000 shares of the Common Stock to the Consultants in consideration for services rendered under the consulting agreements.

     The Common Stock is not subject to any restriction on transferability. Recipients of shares other than persons who are affiliates of the Company within the meaning of the Securities Act of 1933 (the Act) may sell all or part of the shares in any way permitted by law including sales in the over-the-counter market at prices prevailing at the time of such sale. None of the shares registered hereunder are being sold to anyone who is an affiliate of the Company. An affiliate is, summarily, any director, executive officer or controlling shareholder of the Company. The affiliates of the Company may become subject to Section 16(b) of the Securities Exchange Act of 1934 as amended (the Exchange Act) which would limit their discretion in transferring the shares acquired in the Company. If the Consultant who is not now an affiliate becomes an affiliate of the Company in the future, it would then be subject to Section 16 (b) of the Exchange Act (See General Information -- Restrictions on Resale).

The Common Stock is listed on the OTC Bulletin Board under the symbol ABCI.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The Date of this Prospectus is September 25, 2001.

     This Prospectus is not part of any Registration Statement which was filed and been effective under the Securities Act of 1933 as amended (the Securities
Act) and does not contain all of the information set forth in the Registration Statement, certain portions of which have seen offered pursuant to the rules and regulations promulgated by the U.S. Securities and Exchange Commission (The Commission) under the Securities Act. The statements in this Prospectus as to the contents of any contracts or other documents filed as an exhibit to either the Registration Statement or other filings of the Company with the Commission are qualified in their entirety by the reference thereto.

     A copy of any document or part thereof incorporated by reference in this Prospectus but not delivered herewith will be furnished without charge upon written or oral request. Requests should be addressed to: ABCI Holdings, Inc., 5287 Oberlin Drive, Suite 210, San Diego, California 92121.

     The Company is subject to the reporting requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission. These reports as well as the proxy statements information statements and other information filed by the Company under the Exchange Act may be reviewed and copied at the public reference facilities maintained by the Commission at 450 Fifth Street N.C. Washington, D. C 20549. Copies may be obtained at the prescribed rates. In addition the Common Stock is quoted on the


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automated quotation system maintained by the National Association of Securities
Dealers, Inc. (NASD). Thus, copies of these reports, proxy statements, information statements and other information may also be examined at the offices of the NASD at 1735 K Street N.W. Washington, DC 20549.

     No person has been authorized to give any information or to make any representation, other than those contained in this Prospectus, and if given or made, such other information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer or a solicitation by anyone in any state in which such is not authorized or in which the person making such is not qualified or to any one to whom it is unlawful to make an offer or solicitation.

     Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has not been a change in the affairs of the Company since the date hereof.


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

                                TABLE OF CONTENTS

                                                                            Page
PART I .....................................................................   1

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS .......................   1

ITEM 1.  PLAN INFORMATION ..................................................   1

GENERAL INFORMATION ........................................................   1

The Company ................................................................   1
Purpose ....................................................................   1
Common Stock ...............................................................   1
The Consultant .............................................................   1
No Restrictions on Transfer ................................................   1
Tax Treatment to the Consultant ............................................   1
Restrictions on Resale .....................................................   2

DOCUMENTS INCORPORATED BY REFERENCE & ADDITIONAL INFORMATION ...............   2

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL
             INFORMATION ...................................................   2

Legal Opinion and Experts ..................................................   2
Indemnification of Officers and Directors ..................................   3

PART II ....................................................................   3

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT .........................   3

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE ...........................   3

ITEM 4.  DESCRIPTION OF SECURITIES .........................................   3

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL ............................   3

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS .........................   3

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED ...............................   4

ITEM 8.  EXHIBITS ..........................................................   4

ITEM 9.  UNDERTAKINGS ......................................................   4

SIGNATURES .................................................................   6

EXHIBIT INDEX ..............................................................   7



                            ------------------------

You should only rely on the information incorporated by reference or provided in this Reoffer Prospectus or any supplement. We have not authorized anyone else to provide you with different information. The common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this Reoffer Prospectus or any supplement is accurate as of any date other than the date on the front of this Reoffer Prospectus.

WHERE  YOU  CAN  FIND  MORE  INFORMATION

ABCI is required to file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC") as required by the Securities Exchange Act of 1934, as amended (the "1934 Act"). You may read and copy any reports, statements or other information we file at the SEC's Public Reference Rooms at:

                450 Fifth Street, N.W., Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms. Our filings are also available to the public from commercial document retrieval services and the SEC website (http://www.sec.gov).

                             INCORPORATED DOCUMENTS

The SEC allows ABCI to "incorporate by reference" information into this Reoffer Prospectus, which means that the Company can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Reoffer Prospectus, except for any information superseded by information in this Reoffer Prospectus.

ABCI's Form 10-KSB filed on May 25, 2001, Form 10-QSB filed on May 25, 2001, Form 10-QSB filed on September 20, 2001 and Form 8-K filed on August 27, 2001 are incorporated herein by reference. In addition, all documents filed or subsequently filed by the Company under Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, before the termination of this offering, are incorporated by reference.


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The Company will provide without charge to each person to whom a copy of this
Reoffer Prospectus is delivered, upon oral or written request, a copy of any or all documents incorporated by reference into this Reoffer Prospectus (excluding exhibits unless the exhibits are specifically incorporated by reference into the information the Reoffer Prospectus incorporates). Requests should be directed to the Chief Financial Officer at ABCI's executive offices, located at 5897 Oberlin Drive, Suite 210, San Diego, California, 92121. ABCI's telephone number is (760) 730-3828.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.  Plan information

GENERAL INFORMATION

The Company

     The Company has its principal offices at 5897 Oberlin Drive, Suite 210, San Diego, California 92121 (760)730-3828.

Purposes

     The Common Stock will be issued by the Company pursuant to an agreement entered into between the Consultants and the Company and approved by the Board of Directors of the Company (the "Board of Directors"). The agreement is intended to provide a method whereby the Company will be able to use the services of the Consultant in connection with financial advice pertaining to the Company's business affairs as the Company may, from time to time, reasonably request. A copy of the agreement has been filed as an exhibit to this registration Statement.

COMMON STOCK

     The Board has authorized the issuance of 1,000,000 shares of the Common Stock to the Consultants upon effectiveness of this registration statement.

The Consultant

     The Consultants have agreed to provide its expertise and advice to the Company on a non-exclusive basis for the purpose of promoting the interests of the Company.

No Restrictions on Transfer

     The Consultant will become the record and beneficial owner of the shares of Common Stock upon issuance and delivery and is entitled to all of the rights of ownership, including the right to vote any shares awarded and to receive ordinary cash dividends on the Common Stock.

Tax Treatment to the Consultant

     The Common Stock is not qualified under Section 401(a) of the Internal Revenue Code. The Consultant, therefore, will be deemed for federal income tax purposes to recognize ordinary income during the taxable year in which the first of the following events occurs: (a) the shares become freely transferable, or
(b) the shares cease to be subject to a substantial risk of forfeiture. Accordingly, the Consultant will receive compensation taxable at ordinary rates equal to the fair market value of the shares on the date of receipt since there will be no substantial risk of forfeiture or other restrictions on transfer.

Restrictions of Re-sales

     In the event that an affiliate of the Company acquires shares of Common Stock hereunder, the affiliate will be subject to Section 16(b) of the Exchange Act. Further, in the event that any affiliate acquiring shares hereunder has sold or sells any shares of Common Stock in the six months preceding or following the receipt of shares hereunder, any so called "profit", as computed under Section 16(b) of the Exchange Act, would be required to be disgorged from the recipient to the Company. Services rendered have been recognized as valid consideration for the "purchase" of shares in connection with the "profit" computation under Section 16(b) of the Exchange Act. The Company has agreed that for the purpose of any "profit" computation under 16(b) the price paid for the common stock issued to affiliates is equal to the value of services rendered. Shares of common Stock acquired hereunder by persons other than affiliates are not subject to Section 16(b) of the Exchange Act.

Documents Incorporated By Reference and Additional Information

     The Company hereby incorporates by reference (i) any and all Forms 10-QSB filed under the Securities or Exchange Act subsequent to filing of its Registration Statement on Form 10-SB, as well as all other reports filed under
Section 13 of the Exchange Act, and (ii) its annual report, if any, to shareholders delivered pursuant to Rule 14a-3 of the Exchange Act. In addition, all further documents filed by the Company pursuant to Section 13, 14, or 15(d) of the Exchange Act prior to the termination of this offering are deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing. All documents which when together, constitute this Prospectus, will be sent or given to participants by the Registrant as specified by Rule 428(b)(1) of the Securities Act.

Item 2.  Registrant Information and Employee Plan Annual Information

     A copy of any document or part hereof incorporated by reference in this Registration Statement but not delivered with this Prospectus of any document required to be delivered pursuant to Rule 428(b) under the Securities Act will be furnished without charge upon written or oral request. Request should be addressed to the Company at 5897 Oberlin Drive, Suite 210, San Diego, Ca 92121.

Legal Opinions and Experts

     Kennan E. Kaeder, Esq. has rendered an opinion on the validity of the securities being registered. Mr. Kaeder is not an "affiliate" of the Company and does not have a substantial interest in the registrant. (See PART II, ITEM 5
- Interests of Named Experts and Counsel)

     The financial statements of ABCI Holdings, Inc. incorporated by reference in the Company's Form 10K-SB) for the year ended December 31, 2000 have been audited by Horton & Company, Certified Public Accountants, independent auditors, as set forth in their report incorporated herein by reference and are incorporated herein in reliance upon such report given upon the authority of the firm as experts in auditing and accounting.

Indemnification of Officers and Directors

     Insofar as indemnification of liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the company, the company has been informed that in the opinion of the commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  Incorporation of Documents by Reference

     Registrant hereby states that (i) all documents set forth in (a) through
(c) below, are incorporated by reference in this registration statement, and
(ii) all documents subsequently filed by registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

(a)      Registrant's  latest Annual Report,  if any,  whether filed pursuant to
         Section 13(a) or 15(d) of the Exchange Act;

(b) All other report filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a), above; and

(c)      The  latest   prospectus  filed  pursuant  to  Rule  424(b)  under  the
         Securities Act.

Item 4.  Description of Securities

     The securities being registered are common stock $.00001 par value.

Item  5. Interests of Named Experts and Counsel.

Certain legal matters with respect to the Common Stock offered hereby will be passed upon for the Company by Kennan E. Kaeder, counsel to the Company. Mr. Kaeder is the beneficial owner of 15,000 shares of the Company's common stock.

Item  6. Indemnification of Directors and Officer.

     The Corporation Laws of the State of Delaware and the Company's Bylaws provide for indemnification of the Company's Directors for liabilities and expenses that they may incur in such capacities. In general, Directors and Officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Furthermore, the personal liability of the Directors is limited as provided in the Company's Articles of Incorporation.

Item 7.  Exemption from Registration Claimed

         Not Applicable.

Item 8.  Exhibits

(a) The following exhibits are filed as part of this S-8 Registration Statement pursuant to Item 601 of Regulation S-B and are specifically incorporated herein by this reference:

Exhibit No.       Title
    4.            Not Applicable

    5. Opinion of Kennan E. Kaeder regarding the legality of the securities registered.

   10             Consulting Agreement with FAIS Consulting

   10.1           Consulting Agreement with Samuel Nelson

   15.            Not Required

   23.1 Consent of Kennan E. Kaeder, to the use of his opinion with respect to the legality of the securities being registered hereby contained in Item 5, above.

   23.2           Consent of Horton & Company Certified Public Accountants



   27.            Not Required

   28.            Not Required

   29.            Not Required


Item 9.  Undertakings

     1. The undersigned Registrant hereby undertakes to file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement of any material change to such information in the Registration Statement.

     2. The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     4. The undersigned Registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement related to the securities offered therein, and the offering of such securities at such time shall be deemed to be the initial bona fide offering thereof.

     5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by its is against public policy as expressed in the Act, and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in San Diego, California, on the date set forth below.

Dated: September 25, 2001
                                           ABCI Holdings, Inc.

                                           By: /s/ Floyd Ryan
                                              ------------------------
                                              Floyd Ryan, President

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the Corporation and in the capacities and on the dates indicated.

Dated: September 25, 2001                   /s/ Floyd Ryan
                                            --------------------------
                                            Floyd Ryan, President

Dated: September 25, 2001                   /s/ Thomas N. Carter
                                            --------------------------
                                            Thomas N. Carter, Director



                         Form S-8 Registration Statement

                                 EXHIBIT INDEX

     The following Exhibits are filed as part of this Registration Statement pursuant to Item 601 of Regulation S-B and are specifically incorporated herein by this reference:

Exhibit Number
In Registration

Statement   Descriptions
---------   ------------
5.          Opinion of Counsel

10.         Consulting Agreement with FAIS Consulting

10.1        Consulting Agreement with Samuel Nelson

23.1        Consent of Kennan E. Kaeder
               (included in Opinion of Counsel - Exhibit 5)

23.2        Consent of Horton & Company, Certified Public Accountants